                             INCOME CONTINUANCE AGREEMENT

    This Income Continuance Agreement ("Agreement") is made and entered into this 10 day of March, 1997, by and between Robert G. Cornell ("Officer") and Timber Lodge Steakhouse, Inc., a Minnesota Corporation ("Company").

    WHEREAS, the Company is in the business of owning and managing restaurants including the restaurant chain doing business as Timber Lodge Steakhouse; and

    WHEREAS, the Company may in the future receive offers to purchase its restaurant chain which does business as Timber Lodge Steakhouse.

    WHEREAS, the Company desires to provide Officer with temporary financial support if his employment is terminated as a result of Company's sale, exchange or other transfer of all or substantially all of the assets of the Company's restaurant chain doing business as Timber Lodge Steakhouse.

    NOW, THEREFORE, in consideration of the promises and the mutual agreements, covenants, and provisions contained in this Agreement, the Company and the Officer agree as follows:

1.  DEFINITIONS.

    a. CAUSE. "Cause" shall mean any one or more of the following: (i) the Officer's dishonesty or theft of the Company's property; (ii) the gross negligence or inefficiency in execution of the Officer's duties;
       (iii) the Officer's material violation of the Company's rules, regulations, instructions or policies; (iv) the Company is adjudicated bankrupt; or (v) the Officer's commission of an act which is a crime or which materially damages the reputation of the Company, including but not limited to fraud.

    b. CHANGE IN CONTROL. "Change in Control" is the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company's restaurant chain doing business as Timber Lodge Steakhouse, to any person or entity.

    c. CONFIDENTIAL INFORMATION. "Confidential Information" means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, including but not limited to: (a) any information not generally known in the restaurant industry regarding the Company's products, formulas, recipes, pricing of products, research, development, marketing, servicing, operational methods and instructions; (b) financial information concerning the Company and its customers, including, but not limited to, information concerning sales figures, projections, and estimates; (c) customer lists or identifying information; and (d) any information that the Company may from time designate as "confidential," "proprietary," or "trade secrets" which is not generally known in the restaurant industry.

    d. GOOD REASON. (A) Subject to Subsection (B), "Good Reason" with respect to an Officer is any of the following:

       (1) An adverse change in the Officer's status or position as a result of a Change in Control, including, without limitation, any adverse change in the Officer's status or position as a result of a material diminution in his duties or responsibilities; however, Good Reason does not include, without more, the sale of the Company's restaurant chain doing business as Timber Lodge Steakhouse, nor does Good Reason including an adverse change in Officer's status or position caused by an insubstantial or inadvertent action that is remedied by the Company promptly after receipt of notice of such change is given by the Officer;

       (2) A reduction by the Successor in the Officer's Base Pay, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control;

    e. SUCCESSOR. A "Successor" is any person or entity that succeeds to, or has the practical ability to control the Company's restaurant chain doing business as Timber Lodge Steakhouse by purchases, merger, consolidation or other form of business combination.

2. ELIGIBILITY FOR BENEFITS. Officer will become eligible for the benefits provided in paragraph 3 herein, if (a) there is a Change In Control; if
    (b) (i) his employment is terminated for any reason other than his death or cause or (ii) Officer terminates his employment with the Successor for Good Reason; (c) such termination occurs within the period beginning on the date of a Change in Control (subject to such Change in Control occurring prior to December 31, 2001) and ending on the last day of the twelve month that begins after the month in which the Change in Control occurs; and
    (c) Officer signs the General Release attached hereto as Exhibit A.

3. BENEFITS. The Company will make a cash lump sum payment to Officer in an amount equal to 24 months of his base pay plus a 20% bonus based upon two years of his base pay, less applicable, federal state and FICA tax deductions. The calculation of this amount will be based upon the compensation schedule attached hereto as Exhibit B. Such benefits will be paid to Officer provided he has become eligible for benefits as set forth in paragraph 2 herein, and provided he has not rescinded his General Release, fifteen days after Officer has signed the General Release in the form attached hereto as Exhibit A.

4. SUCCESSOR RESPONSIBILITY. The Company will require any Successor to expressly assume and agree to perform the obligations of this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain suchassumption by the date the Change in Control becomes effective will constitute Good Reason for termination of the Officer's

                                      2.

    employment. However, in order to receive benefits under the circumstances set forth in this paragraph, employee must terminate his employment within thirty days after the Change in Control becomes effective.

5. NON-COMPETITION AGREEMENT IN EXCHANGE FOR BENEFITS. Officer agrees that for a period of two (2) years after the termination of his employment, for any reason which entitles him to receive the benefits set forth at paragraph 3, he will not directly or indirectly own, manage, operate, control, consult with, become employed by, or render services to or for any person, firm, corporation, or other entity which operates a steak restaurant which has a concept (e.g. price, theme, menu) similar to Timber Lodge Steakhouse within a radius of 20 miles from any Timber Lodge Steakhouse. The Company or its Successor may agree to waive these restrictions in its sole discretion.

    Officer further agrees that he will not directly or indirectly disclose any Confidential Information to any other person, firm or company, or in any way use for his benefit, or to the detriment of the Company or its Successor, any information or knowledge obtained during the course of his employment with the Company or its Successor except as required in the conduct of the Company's or Successor's business.

6. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Plan is intended to provide Officer with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way Officer's rights or the rights of the Company, which rights are hereby expressly reserved, to terminate Officer's employment at any time for any reason or no reason whatsoever, with or without cause.

7. INVALIDITY. In case any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

8. VOLUNTARY AND KNOWING ACTION. Officer acknowledges that he has had twenty-one days in which to consider this Agreement, that he has been advised of his right to seek counsel, that he has had an opportunity to review this Agreement with his own attorney, that he has read and understands the terms of this Agreement, and that he is voluntarily entering into the Agreement.

9. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to Officer or the Company's (as the case may be) respective address (provided that all notices to the Company must be directed to the attention of the chair of the Board). For purposes of any such notice requirement, the Company will use the Officer's most current address on file in the Company's personnel records. Any notice of a Officer's change of address will be effective only upon receipt by the Company.

                                      3.

10. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties, there being no terms, conditions, warranties, or representations other than those contained herein, and no amendment hereto shall be valid unless made in writing and signed by the parties. This Agreement replaces, supersedes, and nullifies all prior agreements or arrangements between the parties relating to Officer's employment or termination from employment with Company or any of its affiliated or Successor entities.

11. SEVERABILITY. In the event any portion of this Agreement is held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

12. GOVERNING LAWS. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

    Dated:  March 10, 1997                  /s/ Robert G. Cornell
            --------------                  ---------------------
                                            Robert G. Cornell


STATE OF MINNESOTA
               ss.
COUNTY OF HENNEPIN

    The foregoing instrument was acknowledged before me this 10 day of March 1997, by Robert G. Cornell.

                                      /s/ Sally M. Adair
                                      ------------------
                                      Notary Public

                                      4.

                                                  TIMBER LODGE STEAKHOUSE, INC.

                                                      By    /s/  L. F. LeJeune
                                                            ------------------
                                                      Its:  Chairman

STATE OF MINNESOTA )
                   ) ss.
COUNTY OF HENNEPIN )

    The foregoing instrument was acknowledged before me this 10 day of March
1997 by  L. F. LeJeune   the Chairman of Timber Lodge Steakhouse, Inc., a
Minnesota corporation, on behalf of the corporation.

                                       /s/ Susan A. Peterson
                                       ---------------------
                                       Notary Public

                                       5.

            EXHIBIT A TO ROBERT G. CORNELL'S INCOME CONTINUANCE AGREEMENT

                                       RELEASE

DEFINITIONS. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

    A. I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

    B. Company, as used herein, shall at all times mean Timber Lodge Steakhouse, Inc. its parent, subsidiaries, successors and assigns, its affiliated and predecessor companies, their successors and assigns, their affiliated and predecessor companies and the present or former officers, employees and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities.

    C. MY CLAIMS means all of the rights I have now to any relief of any kind from the Company, whether or not I now know about those rights, arising out of my employment with the Company, and my employment termination, including, but not limited to, claims for breach of contract; fraud or misrepresentation; violation of the Minnesota Human Rights Act, or other federal, state, or local civil rights laws based on age, disability or other protected class status; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices. However, this release shall not affect any claims which could be made under any welfare benefit plan or any pension or retirement plan through the Company.

AGREEMENT TO RELEASE MY CLAIMS. I am receiving a substantial amount of money paid by the Company. I agree to give up all My Claims against the Company in exchange for this payment. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against the Company based on My Claims. The money I am receiving is a full and fair payment for the release of all My Claims. The Company does not owe me anything in addition to what I will be receiving.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though the Company is paying me to release My Claim, the Company does not admit that it may be responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing.

    I understand that I may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal claims and within fifteen (15) calendar days of signing it to reinstate state claims. To be effective, my rescission must be in writing and delivered to the

Company in care of, Robert G., Cornell, Timber Lodge Steakhouse, Inc.
4021 Vernon Ave. So. (address), either by hand or by mail within the 15-day period. If sent by mail, the rescission must be:

    1.   Postmarked within the 15-day period;

    2.   Properly addressed to the Company; and

    3.   Sent by certified mail, return receipt requested.

    I have read this Release carefully and understand all its terms. I have had an opportunity to discuss this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Company or its attorney.

I understand and agree that this Release, the Separation Agreement to which it is attached, and the Company employee benefit plans in which I am a participant contain all the agreements between the Company and me. We have no other written or oral agreements.

Dated: /s/  March 10,1997.
      --------------------
                                      /s/ Robert G. Cornell
                                      ---------------------
                                      Robert G. Cornell


Subscribed and sworn to before me this
10 day of March 1997.


/s/ Sally M. Adair
------------------
Notary

                                      7.

                                    ROBERT CORNELL

                                COMPENSATION SCHEDULE

                  BASE SALARY           BONUS               TOTAL
                  -----------           -----               -----

    1997           $ 72,500            $14,500             $ 87,000

    1998             79,750             15,950               95,700

    1999             87,725             17,545              105,270

    2000             96,498             19,300              115,798

    2001            106,147             21,229              127,376


THE COMPANY:                           THE OFFICER:
Timber Lodge Steakhouse, Inc.          /s/  Robert G. Cornell

By:  /s/ L. F. LeJeune                 /s/  Chief Financial Officer
     ------------------------          ----------------------------

     Its:  Chairman                     Title